SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


         LightPath Technologies, Inc.
         -----------------------------------------------------
                                (Name of Issuer)

         Class A Common Stock
         -----------------------------------------------------
                         (Title of Class of Securities)

         532257102
         -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 532257-102                  13G                      Page 2 of 5 Pages

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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


          Voting Trust Agreement, Leslie A. Danziger Voting Trustee
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [_]
                                                             (b)  [_]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES                       -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                        197,817
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                        -0-
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                  -0-
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          197,817
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  [_]
-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7% based upon 2,988,746 shares outstanding at 12/31/97
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                     Page 3 of 5 Pages



Item 1.     (a)   Name of Issuer:
                    LightPath Technologies, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                    6820 Academy Parkway East NE, Albuquerque, NM 87109
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                    Voting Trust Agreement, Leslie A. Danziger Voting Trustee
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                    Same
                  --------------------------------------------------------------
            (c)   Citizenship:
                    USA
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                    Class A Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                    532257102
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) [_] Broker or Dealer registered under Section 15 of the Act,

            (b) [_] Bank as defined in Section 3(a)(6) of the Act,

            (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) [_] Investment   Company  registered  under  Section  8  of  the
                    Investment Company Act,

            (e) [_] Investment  Adviser  registered  under  Section  203  of the
                    Investment Advisers Act of 1940,

            (f) [_] Employee Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F); see
                    Item 7,

            (g) [_] Parent   Holding   Company,   in  accordance   with  Section
                    240.13d-1(b)(1)(ii)(G); see Item 7,

            (h) [_] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

                                      13-G                     Page 4 of 5 Pages

Item 4.     Ownership.

            If more than five percent of the class is owned, indicate:

            (a)   Amount beneficially owned:
                    197,817
                  --------------------------------------------------------------
            (b)   Percent of class:
                    7%
                  --------------------------------------------------------------
            (c)   Number of shares as to which such person has:
                    (i) Sole power to vote or to direct the vote
                                    -0-
                    ------------------------------------------------------------
                    (ii) Shared power to vote or to direct the vote
                                    197,817
                    ------------------------------------------------------------
                    (iii) Sole power to dispose or to direct the disposition of
                                    -0-
                    ------------------------------------------------------------
                    (iv) Shared power to dispose or to direct the disposition of
                                    -0-
                    ------------------------------------------------------------

Item 5.     Ownership of Five Percent or Less of a Class.
                    None

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.
                    None

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
                    None

Item 8.     Identification and Classification of Members of the Group.
                    None

Item 9.     Notice of Dissolution of Group.
                    None

Item 10.    Certification.

            By signing below I/we certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      13-G                     Page 5 of 5 Pages

                                   Signature


After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.


Date:  February 17, 1998

/s/ Leslie A. Danziger
----------------------------------
(Signature)*

Leslie A. Danziger, Voting Trustee
----------------------------------
(Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).